Exhibit 10.23

Amendment One to the Under Armour, Inc. 2006 Non-Employee Director Deferred Stock

Unit Plan

WHEREAS, the Company has established the Under Armour, Inc. 2006 Non-Employee Director Deferred Stock Unit Plan, effective May 31, 2006 (the “ DSU Plan”);

WHEREAS, the Board has the authority under Section 5.3 of the DSU Plan to amend the DSU Plan; and

WHEREAS, the Board desires to amend the DSU Plan to clarify certain payment terms and correct certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) in accordance with IRS Notice 2010-6.

NOW, THEREFORE, pursuant to the power of amendment set forth in the DSU Plan, the DSU Plan is hereby amended as follows effective May 31, 2006:

1. By amending Section 4.2(iii) to read as follows:

“(iii)	The “Disability” of the Non-Employee Director. For purposes of the Plan, “Disability” means the Non-Employee Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months”

Except as hereinabove amended and modified, the DSU Plan shall remain in full force and effect.